Exhibit 14

MVB Financial Corp., Its Wholly Owned Subsidiaries, and MVB Bank, Inc.

(hereinafter, the “Bank”)

Code of Ethics for Senior Financial Officers

Approved: 05/15/12

This policy applies to all senior financial officers of MVB Financial Corp. (“MVB”) and its subsidiaries, including MVB Bank, Inc. (“Bank”). The senior financial officers include Larry F. Mazza, Eric L. Tichenor, Roger J. Turner, John T. Schirripa, Donald T. Robinson and David A. Jones (“Covered Persons”).

This Code of Ethics is required by the United States securities laws and the rules and regulations of the Securities and Exchange Commission as being necessary to deter wrongdoing and to promote:

(i)            honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships,

(ii)            avoidance of conflicts of interest, including disclosure to an appropriate person or persons identified in the code of any material transaction or relationship that reasonably could be expected to give rise to such a conflict,

(iii)            full, fair, accurate, timely, and understandable disclosure in reports and documents that MVB and Bank files with, or submits to, the Commission and in other public communications made by MVB and Bank,

(iv)            compliance with applicable governmental laws, rules and regulations,

(v)            the prompt internal reporting of code violations to an appropriate person or persons identified in the code; and

(vi)            accountability for adherence to the code.

If you have any questions regarding this Code, please refer to your immediate supervisor, or, with more difficult questions, please feel free to contact the Chief Executive Officer or the Chairman of the Board of Directors.

1.            Each Covered Person must avoid any transaction or arrangement that would create a conflict of interest or the appearance of a conflict of interest between personal and professional relationships.

A conflict of interest may be generally defined as a conflict between the Covered Person’s private interests and his or her responsibilities to MVB and Bank or an entity with which MVB and Bank maintains a relationship. A conflict of interest can also arise when an immediate family member is involved in a transaction or arrangement that in any way casts doubt upon the Covered Person’s independence. An “immediate family member” includes a Covered Person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers-in-law, and anyone (other than employees) who shares the Covered Person’s home.

2.            Covered Persons may only accept items of nominal value as gifts from MVB and Bank or any individual or entity that is involved or seeks to become involved in a business relationship with MVB and Bank.

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Gifts to Covered Persons must be inexpensive, unsolicited and not given with the objective of influencing the Covered Person’s judgment. It is acceptable for a Covered Person to accept modest meals or other inexpensive forms of entertainment from individuals or entities that are involved or seek to become involved in a business relationship with MVB and Bank as long as these items are not provided in order to influence the Covered Person’s business judgment or decision. Under no circumstances is a Covered Person permitted to accept payments, loans, kickbacks, bribes, special privileges or services from anyone. If there are any questions or borderline case, Covered Persons should discuss them first with the CEO, Chairman of the Board or Governance Committee or with the Bank’s General Counsel as appropriate.

3.            All Covered Persons are responsible for maintaining accurate financial records for MVB and Bank.

Covered Persons must closely adhere to the following accounting guidelines:

(i)            All assets, liabilities and transactions of MVB and Bank should be accurately recorded in accordance with MVB’s and Bank’s record keeping procedures and generally accepted accounting principles;

(ii)            No false or misleading entries are permitted to be knowingly made or caused to be made in MVB’s and Bank’s record books, even if such entries would not be material to MVB and Bank or its operations as a whole; and

(iii)            Any entries that are inaccurate, false or irregular should be promptly reported to a member of the Audit Committee for an immediate corrective action.

4.            Covered Persons must recognize that confidential information is an asset of MVB and Bank, and must refrain from using inside information to their personal advantage.

Covered Persons must maintain the confidentiality of information entrusted to them by MVB and Bank or its customers or suppliers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to MVB and Bank or its customers or suppliers, if disclosed.

At its core, the prohibition against insider trading focuses on the buying, selling or trading in securities using non-public information. The prohibition applies to securities of MVB as well as to customers and suppliers of MVB and, or any entity with which MVB and has a business relationship.

Covered Persons are in a unique position to acquire non-public information about MVB and Bank, and such information might influence their decision to buy, sell or trade securities. In addition to refraining from using inside information in making their own investment decisions, Covered Persons should also avoid discussing the inside information with friends or immediate family members (whether at home or in the public) or mailing or faxing the inside information to outside sources unless appropriate confidentiality agreements are in place to ensure that material, non-public information is not used improperly.

5.             The conduct of Covered Persons should be governed by the highest standards of integrity and fairness.

Covered Persons should avoid those situations in which outside personal interests conflict with MVB’s and Bank’s business. These situations include:

(i)            Ownership by a Covered Person, or a member of his or her immediate family, of a material financial interest in any outside enterprise that is involved or seeks to become involved in a business relationship with MVB and Bank;

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(ii)             Ownership by a Covered Person, or a member of his or her immediate family, of a material financial interest in any outside enterprise that competes for business with MVB and Bank;

(iii)            Outside employment of a Covered Person, or a member of his or her immediate family, whether as a consultant, director, officer, employee or independent contractor, with an entity that is involved or seeks to become involved in a business relationship with MVB and Bank; or

(iv)            Appointment of a Covered Person, or a member of his or her immediate family, to a public office, board or commission that may create an appearance of a conflict of interest between the goals and purposes of that organization and MVB and Bank’s business. Such appointment would include a “public service” organization or a not-for-profit organization.

6.            Covered Persons must not take for themselves opportunities that they discover while working for MVB and Bank, or use corporate property or information for personal gain.

            Covered Persons must not (a) take personal advantage of a situation or knowledge acquired through the use of his or her position or MVB’s and Bank’s property, if the situation or knowledge could be used for MVB’s and Bank’s benefit, (b) use his or her position or MVB and Bank property or information for personal gain, or (c) compete with the MVB and Bank. Covered Persons owe a duty to the MVB and Bank to advance its interests whenever the opportunity arises.

7.            In drafting periodic reports that are to be filed with the Securities and Exchange Commission, Covered Persons should take all steps necessary to ensure full, fair, accurate, timely and complete disclosure.

(i)            Go Beyond the Minimum Disclosure Required by Law. While in the past periodic reporting has focused on disclosing only those items that were mandated by the law, Covered Persons should go beyond the minimum requirements to convey the full financial picture of MVB and Bank to the public. Areas of special attention include: off-balance sheet structures, insider and affiliated party transactions, board relationships, accounting policies, and auditor relationships.

(ii)            Make Sure All Relationships that Could Give Rise to Any Perceived Conflicts are Fully Disclosed. Given the recent focus of lawmakers on a more complete disclosure of any material conflict of interest to the public, it is important to ensure that any transaction that threatens to create the appearance of a conflict of interest must be fully disclosed in MVB’s and Bank’s periodic reports.

8.             Covered Persons must comply with all laws and regulations that apply to MVB’s and Bank’s business.

All Covered Persons should understand those laws that apply to them in the performance of their duties and ensure that their decisions and actions are conducted in conformity with those laws. Any violation of the applicable laws can subject MVB and Bank or the implicated Covered Person to liability. Any inquiries relating to compliance with applicable laws and regulations should be directed to MVB’s and Bank’s General Counsel.

9.            Accountability for adherence to the Code.

Failure to adhere to the above detailed responsibilities by the Covered Persons may result in disciplinary action being taken against such persons. The disciplinary action may range up to and including termination. The Board of Directors shall be responsible for determining the proper action to be taken.

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